Exhibit 99.1

AVRA Medical Robotics, Inc. (OTC: AVMR)

Becomes Current in its SEC Filing Status

For Immediate Release

ORLANDO, FL - December 1, 2022 – AVRA Medical Robotics, Inc. (“AVRA” or “the Company”) (OTC: AVMR) today announced that as of November 30, 2022, it has filed all required periodic reports with the Securities and Exchange Commission and accordingly is current in its filing SEC status.

The Company is progressing to consummation of its acquisition by merger of CardioVentures, Inc, as previously reported in its Current Report on Form 8-K filed with the SEC on November 7, 2022. CardioVentures holds an indirect controlling interest in Sudhir Srivastava Innovations Pvt. Ltd., an Indian private limited company (“SSI - India”). Based in Haryana, India. SSI-India is engaged in the development, commercialization, manufacturing and sale of medical and surgical robotic systems utilizing patents, trademarks and other intellectual property held by Dr. Sudhir Srivastava (the “SSI Intellectual Property”).

Upon consummation of the merger, the Company (which will change its name to SS Innovations International, Inc.), will acquire an indirect controlling interest in SSI India and ownership of the SSI Intellectual Property and Dr. Srivastava will become the Company’s controlling shareholder.

About AVRA Medical Robotics

AVRA Medical Robotics, Inc., (OTC: AVMR) is a medical software and artificial intelligence company building a fully autonomous medical robotic system combining artificial intelligence, machine learning and proprietary software.

It is empowering doctors and the practice of surgery through the use of software and artificial intelligence.

AVRA is concentrating its research and development efforts to meet the rising expectations of patients and practitioners for the precision, efficiencies and safety offered by robotics, artificial intelligence and proprietary software when combined with proven medical devices and surgical instruments.

AVRA’s current focus is developing a treatment-independent precision guidance system, applicable to a variety of minimally and non-invasive procedures, to leverage the growing demand for practical medical robotic devices, with an initial focus on skin resurfacing aesthetic procedures.

For more information visit AVRA’s website at www.avramedical.com.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or AVRA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.